News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2015 SECOND QUARTER RESULTS

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— May 11, 2015—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2015 second quarter ended March 31, 2015.

Fiscal 2015 Second Quarter Highlights

•	Revenue of $38.1 million, a 2.6% decrease compared to the year ago period
o	Second quarter domestic Radiation Measurement revenues grew 4.3% year-over-year
o	Second quarter Medical Physics revenues grew 7.5% year-over-year
o	Unfavorable foreign currency rates reduced revenues by $1.6 million, or 4.1% year-over-year
•	Operating income of $5.6 million, a decrease of 18.8% over the prior year period
o	Professional fees, primarily associated with the fiscal 2014 Form 10-K restatement and accounting control issues, reduced operating income by $1.1 million year-over-year
•	Net Income of $3.5 million, compared to $4.5 million in the prior year period
•	Adjusted EBITDA of $9.0 million, a decrease of $2.4 million from the prior year period

Mike Leatherman, President and Chief Executive Officer of Landauer stated, “While our reported results for the second quarter reflected the impact of foreign currency and our audit, legal and professional fees incurred to complete our latest Form 10-K filing, our core business remains strong. During the quarter, revenues in our domestic radiation measurement segment grew 4.3%, and revenues in our Medical Physics segment grew 7.5%.  The growth in these services demonstrates the strength of our unique position as an integrated solution for our customers.”

Leatherman continued, “During the second quarter, we have continued to focus on our strategic priorities that will drive long-term, profitable growth, including the continued progress of our next generation digital dosimeter platform, Verifii, and the remediation of the accounting control issues identified in our latest Form 10-K filing. We remain confident that we have put the right team and structure in place to drive growth for our shareholders.”

Second Fiscal Quarter Financial Overview

Revenues for the second fiscal quarter of 2015 were $38.1 million, a decrease of $1.0 million, or 2.6%, compared to revenues of $39.1 million for the second fiscal quarter of 2014. Radiation Measurement revenues for the second fiscal quarter of 2015 were $27.2 million, a 5.2% decrease compared to $28.7 million for the second fiscal quarter of 2014. The decrease in revenues was due primarily to the unfavorable impact of changes in foreign currency exchange rates of $1.6 million and a decrease in product sales in Europe of $1.0 million, partially offset by an increase in military product sales of $1.1 million. Medical Physics revenues increased $0.6 million, due to increased imaging services. Medical Products revenues were flat.

Operating income for the second fiscal quarter of 2015 was $5.6 million, a decrease of $1.3 million, or 18.8%, compared with operating income of $6.9 million for the second fiscal quarter of 2014. The decrease in operating income was driven by lower gross profit of $1.2 million, resulting from unfavorable foreign currency rates, and higher audit, legal, and professional fees associated with the fiscal 2014 Form 10-K restatement and accounting control issues.

Fiscal Six Months Financial Overview

Revenues for the first six months of fiscal 2015 were $75.7 million, a 1.9% decrease compared to $77.2 million for the first six months of fiscal 2014. The Radiation Measurement segment decreased $3.2 million due to an unfavorable foreign currency impact of $2.4 million and a decrease in product sales in Europe of $1.0 million, partially offset by an increase in military product sales of $0.4 million. The Medical Physics segment increased $1.3 million, driven by new customer contracts for outsourced enterprise radiation safety solutions.  Revenues in the Medical Products segment increased $0.3 million due to the full-period impact of a modest acquisition in December 2013.

Operating income for the first six months of fiscal 2015 was $11.8 million, a 4.1% decrease compared to operating income of $12.3 million for the first six months of fiscal 2014.  The decrease in operating income was driven by unfavorable foreign currency rates, and higher audit, legal, and professional fees associated with the fiscal 2014 Form 10-K restatement and accounting control issues.

Fiscal 2015 Outlook

Landauer’s business plan for fiscal 2015 currently anticipates aggregate revenues for the year to be in the range of $153 to $163 million. This range reflects the uncertainty of the impact of foreign currencies, and to a lesser extent, government funding during fiscal 2015 for military equipment sales opportunities.  The business plan also anticipates:

•	The effective tax rate for the full fiscal year is anticipated to be within a range of 21 percent to 25 percent.
•

Based upon the above assumptions, the Company anticipates Adjusted Net Income for fiscal 2015 in the range of $16 to $19 million and Adjusted EBITDA expected for fiscal 2015 in the range of $41 to $46 million.

•

Due to the impact of unfavorable foreign currency rates on reported revenues, Adjusted Net Income and Adjusted EBITDA, the Company expects to report fiscal 2015 results near the lower end of the range for these metrics.

Conference Call Details

Landauer has scheduled its second quarter conference call for investors over the Internet on Monday, May 11, 2015, at 4:00 p.m. Central Time (5 p.m. Eastern Time).  To participate, callers should dial 888-417-8533 (within the United States and Canada), or 719-325-2455 (international callers) about 10 minutes before the presentation.  To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 888-203-1112 (within the United States and Canada), or 719-457-0820 (international callers), passcode 8727665#, which will be available through Wednesday, June 10, 2015.  The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit their website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2015 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties.  These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of services and products ; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements.  These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today.  These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses.  Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2014 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission.  The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

  Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)	March 31, 2015	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$8,424	$6,761
Receivables, net of allowances of $1,703 at March 31, 2015 and $1,872 at September 30, 2014	30,756	34,707
Inventories	6,689	6,687
Prepaid expenses and other current assets	7,041	6,178
Current assets	52,910	54,333
Net property, plant and equipment	46,973	46,757
Equity in joint ventures	23,137	23,835
Goodwill	40,432	43,218
Intangible assets, net of accumulated amortization of $37,624 at March 31, 2015 and $37,579 at September 30, 2014	13,369	14,077
Other assets	32,136	34,366
Assets	$208,957	$216,586
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$39,595	$44,728
Non-current liabilities:
Long-term debt	134,585	133,585
Other non-current liabilities	24,183	24,539
Non-current liabilities	158,768	158,124
Stockholders' equity:
Landauer, Inc. stockholders' equity	9,361	12,254
Noncontrolling interest	1,233	1,480
Stockholders' equity	10,594	13,734
Liabilities and Stockholders' Equity	$208,957	$216,586

Landauer, Inc. and Subsidiaries

Second Fiscal Quarter 2015 Financial Highlights

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands, Except per Share)	2015	2014 (As Restated)	2015	2014 (As Restated)
Net revenues	$38,139	$39,054	$75,686	$77,201
Cost and expenses:
Cost of sales	18,611	18,332	36,362	36,717
Selling, general and administrative	13,898	13,750	27,553	27,976
Acquisition, reorganization and nonrecurring costs	-	109	-	220
Costs and expenses	32,509	32,191	63,915	64,913
Operating income	5,630	6,863	11,771	12,288
Equity in income of joint ventures	680	535	1,376	1,816
Other expense, net	(1,449)	(1,009)	(2,151)	(1,787)
Income before taxes	4,861	6,389	10,996	12,317
Income tax expense	1,180	1,913	2,790	3,812
Net income	3,681	4,476	8,206	8,505
Less: Net income (loss) attributed to noncontrolling interest	134	(38)	282	170
Net income attributed to Landauer, Inc.	$3,547	$4,514	$7,924	$8,335

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.37	$0.47	$0.83	$0.87
Weighted average basic shares outstanding	9,493	9,460	9,464	9,441

Diluted	$0.37	$0.47	$0.83	$0.87
Weighted average diluted shares outstanding	9,520	9,501	9,492	9,485

Landauer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months Ended March 31,
(Dollars in Thousands)	2015	2014 (As Restated)
Cash flows from operating activities:
Net income	$8,206	$8,505
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,092	7,487
Equity in income of joint ventures	(1,376)	(1,816)
Dividends from joint ventures	1,144	1,340
Stock-based compensation and related net tax benefits	873	453
Current and long-term deferred taxes, net	(1,792)	847
Loss on sale, disposal and abandonment of fixed assets	124	-
Gain on investments	(189)	(338)
Changes in operating assets and liabilities	1,775	3,402
Net cash provided by operating activities	14,857	19,880
Net cash used by investing activities	(2,916)	(4,329)
Cash flows used by financing activities:
Long-term borrowings, net	1,000	(4,500)
Dividends paid to stockholders	(10,599)	(10,520)
Other financing activities, net	(321)	(390)
Net cash used by financing activities	(9,920)	(15,410)
Effects of foreign currency translation	(358)	109
Net increase in cash and cash equivalents	1,663	250
Opening balance - cash and cash equivalents	6,761	8,672
Ending balance - cash and cash equivalents	$8,424	$8,922

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is provided below:

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands)	2015	2014 (As Restated)	2015	2014 (As Restated)
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$3,547	$4,514	$7,924	$8,335
Add back:
Net financing costs	849	957	1,687	1,746
Depreciation and amortization	3,014	3,755	6,092	7,487
Provision for income taxes	1,180	1,913	2,790	3,812
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$8,590	$11,139	$18,493	$21,380
Adjustments:
Non-cash stock based compensation	436	171	873	463
Acquisition, reorganization and nonrecurring costs	-	109	-	220
Sub-total adjustments	436	280	873	683
Adjusted EBITDA	$9,026	$11,419	$19,366	$22,063

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands, Except per Share)	2015	2014 (As Restated)	2015	2014 (As Restated)
Adjusted Net Income
Net income attributed to Landauer, Inc.	$3,547	$4,514	$7,924	$8,335
Sub-total adjustments	436	280	873	683
Income taxes on adjustments	(106)	(84)	(220)	(211)
Adjustments, net	330	196	653	472
Adjusted Net Income	$3,877	$4,710	$8,577	$8,807

	Six Months Ended March 31,
(Dollars in Thousands)	2015	2014 (As Restated)
Adjusted Free Cash Flow
Net cash provided by operating activities	$14,857	$19,880
Capital expenditures	(3,063)	(2,415)
Free Cash Flow	11,794	17,465
Acquisition, reorganization and nonrecurring costs	-	220
Adjusted Free Cash Flow	$11,794	$17,685

Segment Information

The following tables summarize financial information for each reportable segment for the three and six months ended March 31:

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands)	2015	2014 (As Restated)	2015	2014 (As Restated)
Revenues by segment:
Radiation Measurement	$27,246	$28,684	$53,737	$56,867
Medical Physics	8,561	8,029	17,045	15,768
Medical Products	2,332	2,341	4,904	4,566
Consolidated revenues	$38,139	$39,054	$75,686	$77,201

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands)	2015	2014 (As Restated)	2015	2014 (As Restated)
Operating income (loss) by segment:
Radiation Measurement	$9,414	$9,800	$18,798	$18,629
Medical Physics	321	599	939	1,032
Medical Products	244	(174)	578	(462)
Corporate	(4,349)	(3,362)	(8,544)	(6,911)
Consolidated operating income	$5,630	$6,863	$11,771	$12,288